As filed with the Securities and Exchange Commission on June 12 , 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EndoChoice Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-0886803
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11810 Wills Road

Alpharetta, Georgia 30009

(Address of Principal Executive Offices) (Zip Code)

EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan

EndoChoice Holdings, Inc. Employee Stock Purchase Plan

Peer Medical Ltd. 2010 Israeli Share Option Plan

Endochoice, Inc. 2007 Stock Incentive Plan

(Full Title of the Plan)

Mark G. Gilreath

President and Chief Executive Officer

11810 Wills Road

Alpharetta, Georgia 30009

(888) 683-3636

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Keith M. Townsend

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,386,730(1)	$15.17(2)	$21,036,694.10(2)	$2,444.46(2)
Common Stock, par value $0.001 per share	339,373(3)	$ 2.22(4)	$ 753,408.06(4)	$ 87.55(4)
TOTAL	1,726,103		$21,790,102.16	$2,532.01

(1)	Registered shares are comprised of 1,260,664 shares that may be issued under the EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan and 126,066 shares that may be issued under the EndoChoice Holdings, Inc. Employee Stock Purchase Plan. Any additional shares of common stock of EndoChoice Holdings, Inc. to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933.
(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low reported market prices of the shares of common stock of EndoChoice Holdings, Inc. on June 11, 2015.
(3)	Registered shares are comprised of 110,868 shares that may be issued under the Peer Medical Ltd. 2010 Israeli Share Option Plan and 228,505 shares that may be issued under the EndoChoice, Inc. 2007 Stock Incentive Plan. Any additional shares of common stock of EndoChoice Holdings, Inc. to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933.
(4)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the weighted average of the exercise price for outstanding stock options granted under the Peer Medical Ltd. 2010 Israeli Share Option Plan and the EndoChoice, Inc. 2007 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan, the EndoChoice Holdings, Inc. Employee Stock Purchase Plan, the Peer Medical Ltd. 2010 Israeli Share Option Plan and the Endochoice, Inc. 2007 Stock Incentive Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that EndoChoice Holdings, Inc. (the “Company”) has previously filed with the Commission are incorporated herein by reference:

(a) The prospectus filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-203883); and

(b) The description of the Company’s common stock, $0.001 par value per share (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on June 4, 2015, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Company, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company may, in its discretion, similarly indemnify its employees and agents.

The amended and restated certificate of incorporation and amended and restated bylaws of the Company provide that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify from and against any and all of the expenses, liabilities or other maters referred to in Section 145 of the DGCL. In addition, the amended and restated certificate of incorporation of the Company relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except with respect to liability for (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL (governing distributions to stockholders) or (iv) for any transaction from which the director derived any improper personal benefit.

The Company anticipates entering into indemnification agreements with its directors and officers to provide such officers and directors with additional contractual assurances regarding the scope of their indemnification. The Company also intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below in the “Index to exhibits” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alpharetta, State of Georgia, on June 12, 2015.

EndoChoice Holdings, Inc.

By:	/s/ Mark G. Gilreath
Name: Mark G. Gilreath
Title: President and Chief Executive Officer

Power of Attorney

Each of the undersigned officers and directors of EndoChoice Holdings, Inc. hereby constitutes and appoints Mark G. Gilreath, David N. Gill and James B. Young, Jr. and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement of EndoChoice Holdings, Inc. on Form S-8, and any other registration statement relating to the same offering (including any and all amendments thereto (including post-effective amendments)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ Mark G. Gilreath Mark G. Gilreath	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David N. Gill David N. Gill	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ R. Scott Huennekens R. Scott Huennekens	Chairman of the Board of Directors

/s/ James R. Balkcom James R. Balkcom	Director

/s/ J. Scott Carter J. Scott Carter	Director

/s/ D. Scott Davis D. Scott Davis	Director

/s/ Dr. Uri Geiger Dr. Uri Geiger	Director

/s/ David L. Kaufman David L. Kaufman	Director

/s/ Rurik G. Vandevenne Rurik G. Vandevenne	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Certificate of Incorporation of EndoChoice Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on June 12 , 2015)

4.2	Bylaws of EndoChoice Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-203883), filed on May 26 , 2015)

4.3	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-203883), filed on May 26, 2015)

5.1	Opinion of King & Spalding LLP

10.1	EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan

10.2	Form of Incentive Stock Option Agreement for EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (Registration No. 333-203883), filed on May 5, 2015)

10.3	Form of Restricted Stock Award Agreement for EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (Registration No. 333-203883), filed on May 5, 2015)

10.4	EndoChoice Holdings, Inc. Employee Stock Purchase Plan

10.5	Peer Medical Ltd. 2010 Israeli Share Option Plan as assumed by ECPM Holdings, LLC and amended and restated effective January 4, 2013

10.6	2014 Declaration of Amendment, dated August 6, 2014, to Peer Medical Ltd. 2010 Israeli Share Option Plan as assumed by ECPM Holdings, LLC and amended and restated effective January 4, 2013

10.7	Endochoice, Inc. 2007 Stock Incentive Plan as assumed by ECPM Holdings, LLC and amended and restated effective January 4, 2013 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-203883), filed on May 26, 2015)

10.8	Form of Stock Option Award Agreement for Endochoice, Inc. 2007 Stock Incentive Plan (Employees) (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-203883), filed on May 26, 2015)

10.9	Form of Stock Option Award Agreement for Endochoice, Inc. 2007 Stock Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-203883), filed on May 26, 2015)

23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1)

23.2	Consent of KPMG LLP, independent registered public accounting firm

24.1	Power of Attorney (included on signature page)